Exhibit 5.1

                                                                         December 31, 2008

State Bancorp, Inc.
Two Jericho Plaza
Jericho, NY 11753

Re:           State Bancorp, Inc. – Resale Registration Statement on Form S-3 on behalf of Selling Securityholders

Ladies and Gentlemen:

We have acted as special counsel to State Bancorp, Inc., a New York corporation (the “Company”), in connection with the preparation of a registration statement on Form S-3 to be filed by the Company (the “Registration Statement”) with the U.S. Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), on or about the date of this opinion, on behalf of selling securityholders (the “Selling Securityholders”), relating to (i) 36,842 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, par value $0.01 per share and liquidation preference $1,000 per share (“Series A Preferred Stock”), (ii) a warrant dated December 5, 2008 (“Warrant”) to purchase common stock, par value $5.00 per share, of the Company (“Common Stock”) and (iii) 465,569 shares of Common Stock for which the Warrant may be exercised (the “Warrant Shares,” and together with Series A Preferred and the Warrant, the “Securities”). The Series A Preferred Stock and the Warrant were issued pursuant to a Letter Agreement, dated as of December 5, 2008, incorporating the terms of the Securities Purchase Agreement — Standard Terms (the “Purchase Agreement”) between the Company and the United States Department of the Treasury.  The Shares are being registered pursuant to the terms of the Purchase Agreement.

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

We have examined originals or copies, certified or otherwise identified to our satisfaction of (i) the Registration Statement, (ii) Certificate of Incorporation, as amended, of the Company, as currently in effect, which includes Certificate of Amendment establishing the powers, designations, preferences, and relative or other special rights of, and the qualifications, limitations and restrictions of the Series A Preferred Stock, (iii) the Bylaws, as amended, of the Company, as currently in effect, (iv) the Purchase Agreement, (v) the Warrant, (vi) certain resolutions adopted by the Board of Directors of the Company with respect to the Purchase Agreement and the issuance of the Securities contemplated thereby, and (vii) such other documents, corporate records and instruments, and have examined such matters of law, as we have deemed necessary or advisable for purposes of rendering the opinions set forth below.  As to matters of fact, we have examined and relied upon certain representations of the Company contained in the Purchase Agreement and, where we have deemed appropriate, representations or certificates of officers of the Company or public officials.  We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents submitted to us as copies.  In making our examination of any documents, we have assumed that all parties, other than the Company, had the corporate power and authority to enter into and perform all obligations thereunder, and, as to such parties, we have also assumed the due authorization by all requisite action, the due execution and delivery of such documents, and the validity and binding effect and enforceability thereof.

Our opinion below, insofar as it relates to the Series A Preferred Stock and the Warrant to be sold by the Selling Securityholders being fully paid, is based solely on a certificate of an officer of the Company confirming the Company’s receipt of the consideration called for by the Purchase Agreement.

We have also assumed that, prior to the offer and sale of the Securities, the registration requirements of the Act and all applicable requirements of state laws regulating the sale of the Securities will have been duly satisfied.

In rendering the opinions set forth below, we do not express any opinion concerning any law other than the federal laws of the United States and the laws of the State of New York.

Based upon and subject to the foregoing, it is our opinion that (i) the Series A Preferred Stock and the Warrant to be sold by the Selling Securityholders have been duly authorized and are validly issued, fully paid and nonassessable and (ii) upon issuance in accordance with the terms of the Warrant, the Warrant Shares to be sold by the Selling Securityholders shall have been duly authorized, validly issued, fully paid and nonassessable.

In rendering the opinions set forth above, we have not passed upon and do not purport to pass upon the application of securities or “blue-sky” laws of any jurisdiction (except federal securities laws).

We are furnishing this opinion solely in connection with the filing of the Registration Statement and this opinion is not to be relied upon for any other purpose.  We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion.  This opinion is rendered for the sole benefit of the addressee hereof and investors who purchase Securities pursuant to the Registration Statement and may not be relied upon by any other person or entity, nor quoted in whole or in part, or otherwise referred to in any other document without our express written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus included in the Registration Statement under the heading “Legality.”  In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Thacher Proffitt and Wood LLP